Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787
www.calamos.com

News Release
Contact
Karen Kane
Calamos Advisors LLC
630-955-4869
Calamos Asset Management, Inc. Names James J. Boyne
Senior Vice President and General Counsel and Cristina Wasiak as Interim Chief Financial Officer
NAPERVILLE, Ill., April 7, 2008 — Calamos Asset Management, Inc. (NASDAQ: CLMS) named James J. Boyne Senior Vice President and General Counsel. Also, Cristina Wasiak was named interim Chief Financial Officer.
     At McDonnell Investment Management, Boyne was responsible for ensuring the effective and profitable operation of the company’s businesses and infrastructure as well as overseeing the company’s legal and regulatory compliance program. Previously, Boyne was Senior Vice President and Deputy General Counsel of Van Kampen Investments, and an attorney with Jenner & Block.
     “Jim’s strong management experience will benefit Calamos,” said Chairman, CEO and Co-Chief Investment Officer, John P. Calamos, Sr. “We expect his leadership to further enhance our excellent legal and regulatory team.”
     Boyne received his law degree from Illinois Institute of Technology’s Chicago-Kent College of Law and his undergraduate degree from Northern Illinois University.
     In addition, Cristina Wasiak was named Interim Chief Financial Officer. Wasiak was the Chief Financial Officer of T. Rowe Price Group for three years and has held senior management positions at several companies, including, KeyCorp, ABN AMRO North America, Inc. and Citicorp. Wasiak holds an MBA from Harvard University and a Bachelor of Arts from Princeton University.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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